                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 333-59997


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS SUPPLEMENT DATED JULY 24, 1998)

                           MERRILL LYNCH & CO., INC.
 MERRILL LYNCH EUROFUND MARKET INDEX TARGET-TERM SECURITIESSM DUE FEBRUARY  ,
                                     2006

  Merrill Lynch & Co., Inc. (the "Company") is offering Merrill Lynch EuroFund Market Index Target-Term SecuritiesSM due February , 2006 (the "MITTS(R) Securities"). In connection with the sale of the MITTS Securities, a Prospectus dated January 29, 1998 and a Preliminary Prospectus Supplement and Prospectus Supplement color wrapper, each dated July 24, 1998 (the "Prospectus Supplement" and "Wrapper", respectively) were prepared. The following section replaces the section entitled "Historical Data on the EuroFund Index" which appears on page S-19 of the Prospectus Supplement and the graph in the following section also replaces the graph in the Wrapper:

HISTORICAL DATA ON THE EUROFUND INDEX

  The following table sets forth the hypothetical level of the EuroFund Index at the end of each month (the "Historical Month-End Closing Level") in the period from January 1987 through July 1998. All historical data presented in the following table were calculated and are presented as if the EuroFund Index had existed during such periods. The Historical Month-End Closing Level was set to 10.00 on January 31, 1987, which was the net asset value of the Class B Shares of the EuroFund on such date, to provide an illustration of past movements of the Historical Month-End Closing Level only. The Starting Index Value and EuroFund Index will each be set to the net asset value of Class B Shares of the EuroFund determined and published by the EuroFund as of approximately 15 minutes after the close of business on the NYSE (generally, 4:00 p.m., New York City time) on the Pricing Date. For purposes of calculating the following hypothetical historical values, we have assumed that the EuroFund was reduced by 2.625% of its value each year and have assumed a reinvestment of dividends and distributions at the end of the month in which they were paid. The 2.625% amount represents the midpoint of the range of possible percentages that will be used to reduce the EuroFund Index each year. These historical data on the EuroFund Index are not necessarily indicative of the future performance of the EuroFund Index or what the value of the MITTS Securities may be. Any historical upward or downward trend in the level of the EuroFund Index during any period set forth below is not any indication that the EuroFund Index is more or less likely to increase or decrease at any time during the term of the MITTS Securities.

                      HISTORICAL MONTH-END CLOSING LEVELS

        JAN.  FEB.  MAR.  APR.   MAY  JUNE  JULY  AUG.  SEPT. OCT.  NOV.  DEC.
        ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
1987... 10.00 10.40 10.59 10.95 10.78 10.95 11.53 11.70 11.86  9.11  8.66  9.18
1988...  8.86  9.01  9.37  9.49  9.23  8.98  9.12  8.48  8.84  9.52  9.42  9.30
1989...  9.61  9.42  9.32  9.56  9.15  9.66 10.62 10.51 10.88 10.04 10.53 11.24
1990... 11.16 10.94 11.12 11.10 11.90 12.20 12.71 11.32  9.88 10.68 10.68 10.59
1991... 10.90 11.77 11.06 10.96 11.28 10.64 11.20 11.39 11.65 11.48 11.28 11.85
1992... 12.14 12.44 12.26 12.65 12.86 11.96 11.15 10.55 10.81 10.31 10.42 10.81
1993... 10.85 10.94 11.34 11.41 11.63 11.52 12.06 12.86 12.51 13.09 12.73 13.75
1994... 14.65 14.06 13.97 14.58 13.91 13.66 14.51 14.82 14.03 14.50 13.78 13.78
1995... 13.55 13.82 13.77 14.62 14.86 14.89 15.72 15.08 15.25 14.80 14.79 14.94
1996... 15.14 15.61 15.89 16.25 16.44 16.57 16.12 16.70 16.83 16.92 17.71 17.93
1997... 18.32 18.54 19.07 18.53 19.32 20.07 20.74 20.33 21.86 21.43 21.56 21.54
1998... 21.96 23.52 25.47 26.20 26.94 26.40 26.09

  The following graph sets forth the hypothetical historical performance of the EuroFund Index at the end of each quarter from January 1987 through June 1998. Past movements of the EuroFund Index are not necessarily indicative of the future EuroFund Index values.


                           [LINE CHART APPEARS HERE]

[THE GRAPH INSERTED SETS FORTH THE PERFORMANCE OF THE INDEX FROM JANUARY 1987 THROUGH JUNE 1998. THE VERTICAL AXIS HAS A RANGE OF NUMBERS FROM 0 TO 30 IN INCREMENTS OF 5. THE HORIZONTAL AXIS HAS A RANGE OF YEARS FROM JANUARY 1987 TO JUNE 1998 IN QUARTERLY INCREMENTS.]

                                ---------------

                              MERRILL LYNCH & CO.

                                ---------------

           The date of this Prospectus Supplement is August 4, 1998
"MITTS" is a registered service mark and "Market Index Target-Term Securities"
             is a service mark owned by Merrill Lynch & Co., Inc.